UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTOMX THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-3521219
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

343 Oyster Point Blvd.

Suite 100

South San Francisco, CA 94080

(Address of Principal Executive Offices)

CytomX Therapeutics, Inc. 2015 Equity Incentive Plan

CytomX Therapeutics, Inc. Employee Stock Purchase Plan

(Full Title of the Plans)

Sean A. McCarthy, D. Phil.

President and Chief Executive Officer

CytomX Therapeutics, Inc.

343 Oyster Point Blvd.

Suite 100

South San Francisco, CA 94080

(650) 515-3185

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(4)
Common stock, par value $0.00001 per share
• 2015 Equity Incentive Plan	1,441,328 shares(2)	$13.498	$19,455,045.34	$1,959.12
• Employee Stock Purchase Plan	360,332 shares(3)	$13.498	$4,863,761.34	$489.78
Total	1,801,660 shares		$24,318,806.68	$2,448.90

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plans, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.
(2)	Consists of 1,441,328 additional shares of common stock, par value $0.00001 per share (the “Common Stock”), of CytomX Therapeutics, Inc., a Delaware corporation (the “Registrant”), available for issuance as a result of the annual evergreen increase for 2016 pursuant to the CytomX Therapeutics, Inc. 2015 Equity Incentive Plan (the “2015 Plan”).
(3)	Consists of 360,332 shares of Common Stock of the Registrant available for issuance as a result of the annual evergreen increase for 2016 pursuant to the CytomX Therapeutics, Inc. Employee Stock Purchase Plan (the “ESPP”).
(4)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $13.498 per share represents the average of the high and low prices of the Common Stock on March 1, 2016, as quoted on The NASDAQ Global Select Market.

EXPLANATORY NOTE

Registration of Additional Securities

2015 Equity Incentive Plan

The 2015 Plan initially reserved 2,444,735 shares of Common Stock for issuance when it was originally adopted and approved by the Registrant’s Board of Directors and stockholders. The evergreen provision of the 2015 Plan provides that the total number of shares reserved for issuance under the 2015 Plan will be increased on the first day of each calendar year in an amount equal to 4% of the outstanding shares of common stock on such date or such lesser amount as approved by the Compensation Committee of the Registrant’s Board of Directors. The Registrant initially registered 2,444,735 shares of Common Stock reserved for issuance under the 2015 Plan on a registration statement on Form S-8 (Registration No. 333-207694) filed with the Securities and Exchange Commission on October 30, 2015 (the “Original Registration Statement”). The Registrant is filing this Registration Statement on Form S-8 to register an additional 1,441,328 shares of Common Stock or 4% of the outstanding shares of Common Stock as of January 1, 2016 under the 2015 Plan as a result of the evergreen increase for 2016.

Employee Stock Purchase Plan

The ESPP initially reserved 354,466 shares of Common Stock for issuance when it was originally adopted and approved by the Registrant’s Board of Directors and stockholders. The evergreen provision of the ESPP provides that the total number of shares reserved for issuance under the ESPP will be increased on the first day of each calendar year in an amount equal to the lesser of (i) 675,000 shares, (ii) 1% of the then outstanding shares of Common Stock on such date, or (iii) an amount determined by the Compensation Committee of the Registrant’s Board of Directors. The Registrant initially registered 354,466 shares of Common Stock reserved for issuance under the ESPP on the Original Registration Statement. The Registrant is filing this Registration Statement on Form S-8 to register an additional 360,332 shares of Common Stock or 1% of the outstanding shares of Common Stock as of January 1, 2016 under the ESPP as a result of the evergreen increase for 2016.

In accordance with Instruction E of Form S-8, the contents of the Original Registration Statement are hereby incorporated by reference in this Registration Statement on Form S-8; except for Items 3 and 8, which are being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1) the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 7, 2016;

(2) the Registrant’s current reports on Form 8-K, filed with the Commission on January 20, 2016 and March 7, 2016 (Item 5.02 only), respectively; and

(3) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 6, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, State of California, on this March 7, 2016.

CYTOMX THERAPEUTICS, INC.

By:	/s/ Sean A. McCarthy
Name:	Sean A. McCarthy, D. Phil.
Title:	President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each of the undersigned officers and directors of CytomX Therapeutics, Inc. (the “Company”), severally constitute and appoint Sean A. McCarthy and Robert C. Goeltz II, and each of them singly, his or her true and lawful attorneys, with full power to them, and to each of them singly, to sign for him or her and in his or her name in the capacities indicated below, this Registration Statement, and any and all post-effective amendments to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

SIGNATURES	CAPACITY	DATE

/s/ Sean A. McCarthy Sean A. McCarthy, D. Phil.	President, Chief Executive Officer and Director (principal executive officer)	March 7, 2016

/s/ Robert C. Goeltz II Robert C. Goeltz II	Chief Financial Officer (principal financial officer and principal accounting officer)	March 7, 2016

/s/ Hoyoung Huh Hoyoung Huh, M.D., Ph.D.	Chairman of the Board	March 7, 2016

/s/ Neil Exter Neil Exter	Director	March 7, 2016

/s/ Frederick W. Gluck Frederick W. Gluck	Director	March 7, 2016

/s/ Elaine V. Jones Elaine V. Jones, Ph.D.	Director	March 7, 2016

/s/ Timothy M. Shannon Timothy M. Shannon, M.D.	Director	March 7, 2016

/s/ Matthew P. Young Matthew P. Young	Director	March 7, 2016

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation of CytomX Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on October 19, 2015).

4.2	Amended and Restated Bylaws of CytomX Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on October 19, 2015).

4.3	CytomX Therapeutics, Inc. 2015 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to Amendment Number 5 to the Registrant’s Registration Statement on Form S-1 (No. 333-206658), filed with the Commission on October 6, 2015).

4.4	CytomX Therapeutics, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to Amendment Number 3 to the Registrant’s Registration Statement on Form S-1 (No. 333-206658), filed with the Commission on September 28, 2015).

*5.1	Opinion of Sidley Austin LLP with respect to validity of issuance of securities.

*23.1	Consent of Independent Registered Accounting Firm.

*23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on the signature page of the Registration Statement).

*	Each document marked with an asterisk is filed herewith.